Exhibit 99.1

Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)

NEWPORT CORPORATION REPORTS
SECOND QUARTER 2010 RESULTS

-- 56.2% Year-Over-Year Increase in Orders --
-- 30.9% Year-Over-Year Increase in Sales --
-- Earnings of $0.22 per Diluted Share --

     Irvine, California – July 28, 2010 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its second quarter and six months ended July 3, 2010. The company noted the following highlights regarding its second quarter results:
  Received $125.5 million in new orders, a 56.2% increase over the second quarter of 2009;

  Recorded $114.6 million in net sales, a 30.9% increase over the second quarter of 2009;

  Achieved net income of $8.3 million, or $0.22 per diluted share; and

  Generated $18.8 million in cash from operating activities.
     Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “We are very pleased with our strong financial performance in the second quarter and first half of 2010, which reflects both the improved conditions in all of our target markets and excellent execution by the Newport team. Our orders in the first half of 2010 were $250.2 million and our book-to-bill ratio for the last four quarters was 1.10, increasing our backlog scheduled to ship in the next 12 months to $124.5 million at the end of the second quarter of 2010 from $88.0 million a year ago. As a result, we expect our sales levels to continue to increase sequentially in the third and fourth quarters of this year. We are also pleased with the strong profit leverage we have been able to generate on these increasing sales. On a 7% sequential increase in sales, our gross margin of 43.4% increased by 320 basis points and our earnings per diluted share grew by 57% compared with the first quarter levels.”

Sales and Orders

     Sales in the second quarter of 2010 were $114.6 million, an increase of 30.9% compared with the $87.5 million recorded in the second quarter of 2009. Sales for the first half of 2010 were $221.8 million, a 25.2% increase over the sales of $177.1 million recorded in the first half of last year.

     New orders received in the second quarter of 2010 were $125.5 million, an increase of 56.2% compared with the $80.4 million received in the second quarter of 2009, and the second highest level in the company’s history. First half orders of $250.2 million increased 55.6% compared with the $160.8 million in orders received in the first half of 2009. The company’s sales and orders by end market were as follows:

					Percentage Change vs.
(In thousands, except percentages, unaudited)	Three Months Ended		Six Months Ended		Prior Period
					Second	First
	July 3,	July 4,	July 3,	July 4,	Quarter	Half
	2010	2009 ¹	2010	2009 ¹	2010	2010
Sales by End Market
Scientific research, aerospace and defense/security	$39,148	$32,803	$79,768	$69,351	19.3%	15.0%
Microelectronics	36,732	21,492	64,915	40,115	70.9%	61.8%
Life and health sciences	23,061	21,170	44,150	41,153	8.9%	7.3%
Industrial manufacturing and other	15,659	9,688	32,917	22,140	61.6%	48.7%
Tucson diode laser products (all markets) ²	-	2,388	-	4,318	-100.0%	-100.0%
Total	$114,600	$87,541	$221,750	$177,077	30.9%	25.2%

Orders by End Market
Scientific research, aerospace and defense/security	$36,425	$32,695	$75,290	$65,026	11.4%	15.8%
Microelectronics	43,371	14,888	90,757	27,718	191.3%	227.4%
Life and health sciences	26,403	19,265	50,089	40,416	37.1%	23.9%
Industrial manufacturing and other	19,350	11,273	34,046	23,432	71.6%	45.3%
Tucson diode laser products (all markets) ²	-	2,279	-	4,194	-100.0%	-100.0%
Total	$125,549	$80,400	$250,182	$160,786	56.2%	55.6%

Notes:

1	Certain prior period amounts have been reclassified to conform to the current period presentation.
2	Sales and orders in the second quarter and first half of 2009 relating to the company’s Tucson diode laser operations, which it divested in July 2009, are shown separately to provide better comparability to the current year period.

     The company noted the following regarding its sales and orders results:
  Sales and orders increased in the second quarter of 2010 compared with the second quarter of 2009 across all of Newport’s end markets, led by significantly higher orders from and sales to semiconductor equipment customers, which are included in the company’s Microelectronics end market.

  Sequentially, sales increased 7.0% in the second quarter of 2010 compared with the first quarter level, driven by increases in the company’s Microelectronics and Life & Health Sciences end markets.

  Sequentially, orders were slightly higher than the $124.6 million in orders recorded in the first quarter of 2010, due to increases in the company’s Industrial Manufacturing and Life and Health Sciences end markets, offset in part by lower orders from the Microelectronics and Research markets compared with the strong levels in the first quarter of 2010.
Gross Margin

     The company's gross profit in the second quarter of 2010 was $49.7 million, or 43.4% of net sales, compared with $32.1 million, or 36.7% of net sales, in the second quarter of 2009. The increase in gross margin in the second quarter of 2010 was due primarily to improved leverage of manufacturing costs resulting from the higher sales level, the continuing positive impact of the July 2009 asset exchange with Oclaro, Inc. and the company’s streamlined operations.

Net Income

     Newport reported net income in the second quarter of 2010 of $8.3 million, or $0.22 per diluted share, compared with a net loss of $9.1 million, or $0.25 per share, in the second quarter of 2009. The company’s net income in the first six months of 2010 was $13.3 million, or $0.36 per diluted share, compared with a net loss of $14.0 million, or $0.39 per share, in the first six months of 2009. The company’s results for the second quarter and first six months of 2009 were negatively impacted by expenses related to cost reduction initiatives and other items that management considers to be outside of the its core operating results, which were discussed in detail in the company’s press release announcing its results for those periods. Excluding these charges, the improvement in Newport’s profitability in the second quarter and first half of 2010 compared with the prior year periods was due primarily to the higher sales level, the company’s reduced cost structure and the positive impact of the asset exchange with Oclaro.

Cash Generation

     Newport reported that it generated $18.8 million of cash from operating activities during the second quarter of 2010. The company’s cash, cash equivalents and marketable securities totaled $152.4 million at the end of the quarter, reflecting an increase of $13.9 million during the period, and the highest level since the third quarter of 2007.

Hilger Crystals Divestiture

     On July 19, 2010, Newport completed the sale of the outstanding shares of its Hilger Crystals subsidiary for $4.0 million in cash plus the potential to receive up to $0.75 million of additional cash if the Hilger Crystals business achieves certain specified sales targets over the next 18 months. Newport recorded a charge in the second quarter of 2010 of $0.8 million relating to a pension curtailment expense associated with this business and transaction costs relating to the sale. In the third quarter of 2010, the company expects to record a gain on the sale of this business that will be offset in large part by additional charges relating to the disposition of Hilger’s pension plan. Hilger Crystals’ revenues were $2.0 million in the full year 2009 and $1.5 million in the first half of 2010.

Financial Outlook

     Commenting on the company’s financial outlook, Mr. Phillippy stated, “Due to the current strength in our markets, our increasing backlog and continued orders momentum, we now expect our sales for the full year of 2010 to be in the range of $460 million to $470 million, an increase of more than 25% compared with the 2009 level and an all-time record for Newport. We also expect our earnings to increase sequentially in the third and fourth quarters of 2010, and expect our earnings per diluted share for the full year of 2010 to be in the range of $0.80 to $0.90.”

ABOUT NEWPORT CORPORATION

     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

     Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, July 28, 2010, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the second quarter and first half of 2010 and its outlook for the third quarter and full year 2010. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 888-820-9408 within the U.S. and Canada or 913-312-1445 from abroad. The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call will be available beginning at 8:00 p.m. Eastern time today, July 28, 2010, and will continue through 8:00 p.m. Eastern time on Wednesday, August 4, 2010. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. The replay passcode is 3440466.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the company’s expectation of sequentially increasing sales in the third and fourth quarters of 2010, the potential to receive additional consideration for the Hilger sale, the expected gain on the Hilger sale and expected charges relating to the sale, the company’s general financial outlook for 2010, its expected full year 2010 sales level, its expectation of sequentially increasing profitability in the third and fourth quarters of 2010 and its expected full year 2010 earnings per share. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, and particularly the duration and extent of the strong current rebound in the semiconductor industry; Newport's ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; Newport’s ability to meet increasing demand with its current cost structure; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport's Annual Report on Form 10-K for the year ended January 2, 2010. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
(In thousands, except per share amounts)	2010	2009	2010	2009
Net sales	$114,600	$87,541	$221,750	$177,077
Cost of sales	64,907	55,438	129,019	110,667
Gross profit	49,693	32,103	92,731	66,410

Selling, general and administrative expenses	28,308	26,711	54,406	54,198
Research and development expense	9,390	9,010	18,861	18,365
Loss on sale of assets and related costs	811	4,070	811	4,070
Operating income (loss)	11,184	(7,688)	18,653	(10,223)

Interest and other expense, net	(2,005)	(2,204)	(3,842)	(4,323)
Income (loss) before income taxes	9,179	(9,892)	14,811	(14,546)

Income tax provision (benefit), net	900	(749)	1,478	(585)
Net income (loss)	$8,279	$(9,143)	$13,333	$(13,961)

Net income (loss) per share:
Basic	$0.23	$(0.25)	$0.36	$(0.39)
Diluted	$0.22	$(0.25)	$0.36	$(0.39)

Shares used in the computation of net income (loss) per share:
Basic	36,691	36,170	36,529	36,119
Diluted	37,586	36,170	37,504	36,119

Other operating data:
New orders received during the period	$125,549	$80,400	$250,182	$160,786
Backlog at the end of period scheduled to ship within 12 months			$124,499	$87,993

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	July 3,	January 2,
(In thousands)	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$81,271	$87,727
Marketable securities	71,144	54,196
Accounts receivable, net	75,010	72,553
Notes receivable, net	1,988	2,264
Inventories, net	90,109	89,908
Assets held for sale	2,724	-
Deferred income taxes	4,913	4,835
Prepaid expenses and other current assets	11,242	13,963
Total current assets	338,401	325,446

Property and equipment, net	47,885	52,901
Goodwill	69,932	69,932
Deferred income taxes	3,528	4,437
Intangible assets, net	26,501	28,166
Investments and other assets	13,289	12,525
	$499,536	$493,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$11,767	$11,056
Accounts payable	26,735	24,312
Accrued payroll and related expenses	22,645	22,231
Liabilities to be disposed of by sale	464	-
Accrued expenses and other current liabilities	29,518	31,337
Total current liabilities	91,129	88,936

Long-term debt	119,997	121,231
Obligations under capital leases, less current portion	1,012	1,231
Accrued pension liabilities	11,311	10,215
Other liabilities	15,722	17,158

Stockholders’ equity	260,365	254,636
	$499,536	$493,407